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Exhibit 10.17
Confidential treatment requested

DEVELOPMENT AND LICENSE AGREEMENT

GENENTECH, INC. AND SEATTLE GENETICS, INC.

    This Development and License Agreement (this "Agreement") is made effective as of June 30, 1999 (the "Effective Date") by and between Genentech, Inc. ("GNE"), a Delaware corporation with its principal office at 1 DNA Way, South San Francisco, California 94080 and Seattle Genetics, Inc. ("SG"), a Delaware corporation with its principal office at 22215 26th Avenue SE, Bothell, Washington 98021, each on behalf of itself and its Affiliates. GNE and SG are sometimes referred to herein individually as a "Party" and collectively as the "Parties," and references to "GNE" and "SG" shall include their respective Affiliates.

Recitals

    WHEREAS, SG has begun development of antibodies binding the CD40 antigen, as well as fragments, conjugates and immunotoxins thereof (the "Antibodies," as defined below) and owns or controls certain technology, including know-how and intellectual property, related thereto.

    WHEREAS, GNE and SG wish to continue development in a collaborative fashion and wish for GNE to commercialize the Antibodies so that the resources and expertise of each is put to good use.

    WHEREAS, on the terms and subject to the conditions set forth herein, SG wishes to grant to GNE, and GNE wishes to receive, the rights set forth herein, including a license under SG's technology and/or intellectual property rights to permit GNE to participate in the collaborative development, and to commercialize, market and promote the Antibodies.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GNE and SG agree as follows:

Article I
Definitions

    1.1  "Affiliate" of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. As used herein, the term "control" will mean the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management thereof.

    1.2  "Agreement" means this Development and License Agreement, including any exhibits, schedules or other attachments hereto and incorporated herein, as any of the foregoing may be validly amended from time to time. In the event of any inconsistency between the terms of this Agreement and the terms of any exhibits, schedules or other attachments incorporated herein, the terms of this Agreement shall govern unless the Parties otherwise expressly agree in writing.

    1.3  "Antibody" or "Antibodies" means any and all anti-CD40 antibodies owned or controlled by SG, and shall include, without limitation, variants (including, without limitation, humanized versions) or fragments (including, without limitation, single-chain versions) of such anti-CD40 antibodies, as well as conjugates of radionuclides, toxins or other compounds conjugated with such anti-CD40 antibodies or fragments or variants thereof, as well as the DNA encoding any of the above. "Antibodies" shall include, without limitation, [*] (SGN14). "Antibodies" shall also include single chain portions of SGN 11 and SGN 12 which may be used to create new toxin fusion constructs for the treatment of

[*]   Confidential treatment requested

cancer. Other forms of SGN 11 and SGN 12 shall be included in the term "Antibodies" only in the event that GNE exercises its opt-in right in accordance with the terms set forth in Section 5.5.

    1.4  "Anti-CD40 Patents" means any and all present or future patents, patent applications and any patents issuing therefrom, in each case throughout the Territory, together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations-inpart, re-examinations, substitutions or renewals thereof, to the extent they contain claims covering the manufacture, use or sale of a Licensed Product in the Field.

    1.5  "BLA" means a biologics license application (as that term is used in Title 21 of the United States Code of Federal Regulations) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication.

    1.6  "BLA/NDA-Enabling Clinical Trial" means, as to a specific Licensed Product, a controlled and lawful study in humans of the efficacy and safety of such Licensed Product, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file a BLA or NDA to obtain regulatory approval to market and sell that Licensed Product in the United States for the indication being investigated by the study.

    1.7  "BMS Agreement" means the License Agreement between Bristol-Myers Squibb Company ("BMS") and SG dated as of March 30, 1998.

    1.8  "BMS Field" means the treatment and diagnosis of cancer in humans.

    1.9  "BMS Patents" means the patents licensed to SG under the BMS Agreement that are identified in Exhibit A. To the extent GNE exercises its opt-in rights for SGN 11 and SGN 12 pursuant to Section 5.5, Exhibit A will be amended to add any applicable Anti-CD40 Patents.

    1.10  "BMS Technology" means the BMS Patents and related know-how.

    1.11  [*]

    1.12  [*]

    1.13  "Commercial Introduction" means, on a country-by-country basis in the Territory, the date of first commercial sale (other than for purposes of obtaining regulatory approval) of a Licensed Product by GNE, its Affiliates or any sublicensee in such country.

    1.14  "Commercially reasonable and diligent efforts" has the meaning set forth in Section 3.3.

    1.15  "Combination Product" means any Licensed Product that contains, in addition to any Antibody, one or more other ingredient that has biologic activity as a therapeutic agent when presented alone.

    1.16  "Competing Product" has the meaning set forth in Section 5.7.

    1.17  "Confidential Information" has the meaning set forth in Section 8.1

    1.18  "Control" means possession of the ability to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

    1.19  "Development Plan" means any plan for development work relating to Licensed Products, and any modifications to any such work plan, as may be created under Article 2 from time to time during the Term of this Agreement. Any Development Plan(s) created hereunder, or any modifications to any Development Plan(s), shall be incorporated into this Agreement effective automatically upon valid adoption of such Development Plan(s).

    1.20  "Development Period" means the period of time from the Effective Date to the first filing of an IND for a Licensed Product.

    1.21  "Drug Approval Application" means an application for Regulatory Approval required for commercial sale or use of a Licensed Product as a drug or biologic in the Field in a regulatory jurisdiction.

    1.22  "Effective Date" has the meaning set forth in the introductory paragraph.

    1.23  "FDA" means the United States Food and Drug Administration and any successor agency or authority thereto.

    1.24  "Field" means any human use.

    1.25  "Foreign Regulatory Authority" means any applicable regulatory agency, department, bureau or other governmental entity or authority of any country or regulatory jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or regulatory jurisdiction for any Regulatory Approvals of any kind necessary for the development, pre-clinical and/or human clinical testing, manufacture, supply, marketing and/or sale of Licensed Products in such country or other regulatory jurisdiction.

    1.26  "GNE" means Genentech, Inc., a Delaware corporation, and its successors and permitted assigns under this Agreement.

    1.27  "GNE Know-how" means any and all materials, data, results, formulae, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, clinical information, regulatory information and submissions, and any other information, developed by GNE in the course of its performance of this Agreement and as to which GNE has the right to transfer or grant licenses or sublicenses, to the extent that any of the foregoing pertains to and is necessary for SG to develop and commercialize an Antibody, including data and cell lines (and pertinent information related thereto) pertaining to the Antibodies. "GNE Know-how" shall not include any of the foregoing which is generally ascertainable from publicly available information or that was known to SG prior to disclosure to SG (as evidenced by prior competent proof) or which SG obtained independently or in collaboration with another partner and not in violation of any obligation of confidentiality owed to SG or any third party, nor shall it include manufacturing or process information, techniques, data or SOP's unless GNE decides to provide such information.

    1.28  "GNE Patents" means any and all Anti-CD40 Patents that are owned by GNE that are based upon inventions conceived or reduced to practice by GNE employees in the course of performing GNE's development obligations under this Agreement, including GNE's interest in any anti-CD40 Patents owned jointly by the Parties as provided hereunder. "GNE Patents" shall not include general patents covering manufacturing or process inventions, nor any patents arising from work performed not in relation to this Agreement.

    1.29  "Improvement" means any enhancement(s), improvement(s) or modification(s), whether or not patentable, to a Licensed Product or involving its use or manufacture, that either (a) is or are created or identified by either Party in connection with any development work or commercialization efforts under this Agreement, or (b) are feature(s), technology(ies) or component change(s) created by GNE or SG independently of any such development or commercialization efforts under this Agreement. By way of clarification, Improvements include any improvement, enhancement or modification which does not require pivotal human clinical trials for Regulatory Approval.

    1.30  "IND" means an Investigational New Drug Application filed or to be filed with the FDA with regard to a Licensed Product.

    1.31  "JOC" has the meaning set forth in Section 2.1(a).

    1.32  "Joint Patents" has the meaning set forth in Section 7.1.

    1.33  "Licensed Product" means any product containing an Antibody or Antibodies or any formulation thereof, including, without limitation, any lyophilized liquid, sustained release or aerosolized formulation containing an Antibody or Antibodies. "Licensed Product" shall also include Combination Products and New Products.

    1.34  "NDA" means a new drug application (as that term is used in Title 21 of the United States Code of Federal Regulations) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication.

    1.35  "New Product" shall mean a new Licensed Product based upon a different Antibody than an existing Licensed Product, or any second or later generation product containing an Antibody(ies), which later generation product is so significant a modification of a Licensed Product that it requires pivotal human trials for Regulatory Approval. Notwithstanding the foregoing, modifications to the formulation or manufacturing of an existing Licensed Product, such as development of liquid, sustained release or aerosolized formulations of an existing Licensed Product, shall not constitute a "New Product" but rather shall be deemed an original Licensed Product. In contrast, a new drug or immunotoxin conjugate or fusion of the Antibody in an existing Licensed Product, or fragments thereof, shall constitute a New Product.

    1.36  "Net Sales" means, as to each calendar quarter, the gross invoiced sales prices charged for all Licensed Products sold by or for GNE, its Affiliates and sublicensees to independent third parties during such quarter, after deduction (if not already deducted in the amount invoiced) of the following items paid by GNE, its Affiliates and sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made, provided and to the extent that such items are incurred or allowed and do not exceed reasonable and customary amounts in the market in which such sales occurred:

      (a) trade and quantity discounts or rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations;

      (b) credits or allowances given or made for rejection or return of previously sold Licensed Products;

      (c) any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof without reimbursement from any third party;

      (d) any charges for freight from the seller, or for insurance, borne by the seller.

    Notwithstanding the foregoing, no deduction shall be made for bad debt expense. All of the foregoing deductions from the gross invoiced sales prices of Licensed Product shall be determined in accordance with GAAP. In the event that GNE, its Affiliates or sublicensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported and reconciled with the next report and payment of any royalties due.

    1.37  "Party" means GNE or SG, and, when used in the plural, shall mean both of them.

    1.38  "Phase II Clinical Trial" means, as to a specific product, a controlled and lawful study in humans of the safety, dose ranging and efficacy of such Licensed Product, which is prospectively designed to generate sufficient data (if successful) to commence a BLA/NDA Enabling Clinical Trial (or foreign equivalent) of such product.

    1.39  "Previous Agreement" means that certain Material Transfer and Heads of Agreement between the Parties effective as of April 20, 1999.

    1.40  "Regulatory Approval" means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, supply, marketing and sale of a Licensed Product in any country or other regulatory jurisdiction in the Territory. "Regulatory Approval" shall include, without limitation, any BLA, NDA or foreign equivalent.

    1.41  "SG" means Seattle Genetics, Inc., a Delaware corporation, and its successors and permitted assigns under this Agreement.

    1.42  "SG Inventions" has the meaning set forth in Section 7.5

    1.43  "SG Know-how" means any and all materials, data, results, formulae, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, clinical information and any other information, whether or not any of the foregoing is patentable, that are owned or controlled by SG solely or jointly as of the Effective Date or hereafter during the Term of this Agreement and as to which SG has the right to transfer or grant licenses or sublicenses, to the extent that any of the foregoing relates to any SG Patent Rights or BMS Patents or is necessary or useful for the research, development, manufacture, use import, export or sale of any Licensed Product or Improvement in the Field in the Territory. "SG Know-how" shall not include any of the foregoing which is generally ascertainable from publicly available information or that was known to GNE prior to disclosure to GNE by SG (as evidenced by prior competent proof) or which GNE obtained independently or in collaboration with another partner and not in violation of any obligation of confidentiality owed to SG or any third party.

    1.44  "SG Patent Rights" means any and all patents and patent applications (including inventor's certificates and utility models) throughout the Territory, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations and continuation-in-parts of any of the foregoing, that are owned or controlled by SG (solely or jointly) as of the Effective Date or hereafter during the Term of this Agreement, excluding the BMS Patents, and as to which SG has the right to grant licenses or sublicenses, to the extent that any of the foregoing is necessary or useful for the research, development, manufacture, use, import, export or sale of any Licensed Product or Improvement in the Field in the Territory. The "SG Patent Rights" shall include, without limitation, the patents and patent applications listed on Exhibit B attached hereto and incorporated hereby into this Agreement. SG shall use its best efforts to amend Exhibit B by December 31 of each year of the Term of this Agreement to include any SG Patent Rights that have arisen in the period since the Effective Date or since the last amendment to Exhibit B, provided, however, that if SG does not so amend Exhibit B by December 31 of any year during the Term of this Agreement, SG shall so amend Exhibit B within thirty (30) days after receipt of any written request from GNE.

    1.45  "SGN 11&12" means [*], respectively.

    1.46  "SGN 18" means [*].

    1.47  "T7 Technology" means the technology described in the certain License Agreement dated as of January 1, 1998, between SG and Brookhaven Science Associates LLC (the "T7 License"), a copy of which (redacted for financial terms only) has been provided to GNE. T7 Technology is a component of SG Patent Rights and/or SG Know-how.

    1.48  "Term" has the meaning set forth in Section 9.1.

    1.49  "Territory" means the world.

    1.50  "Valid Claim" means a claim in an unexpired patent within the SG Patent Rights that (a) has not been revoked, held invalid, declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction, and that is unappealable or unappealed within the time allowed for appeal and (b) has not been rendered unenforceable through disclaims or otherwise and (c) is otherwise not subject to an interference claim. Notwithstanding the foregoing, if an issued claim within the SG Patent Rights that is in existence within ten years of Commercial Introduction of the relevant Licensed Product in a country is the subject of an interference that is later resolved in SG's favor, then such claim shall be considered a "Valid Claim" under this Agreement and (i) GNE shall promptly pay to SG back royalties that it would have owed under this Agreement if such claim had not been subject to an interference, and (ii) GNE shall continue to pay royalties for the remaining life of such Valid Claim.

Article 2
Management of Development

    2.1  Joint Oversight Committee.

      (a) GNE shall have full responsibility for and control of pre-clinical and clinical development and commercialization of Licensed Products. Within thirty (30) days of the Effective Date, the Parties will establish a Joint Oversight Committee (the "JOC") to review progress on the pre-clinical portion of the product development contemplated by this Agreement. The goal of the JOC is to facilitate the exchange of information and the coordination between the Parties relating to the development of Licensed Products. The JOC will be composed of two representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other in accordance with this Agreement. Such representatives shall include individuals within the organization of each Party with expertise in biopharmaceutical drug development. Any member of the JOC may designate a substitute to attend and perform the functions of that member at any meeting of the JOC. The JOC will meet at least twice annually during the Development Period and at least once annually following the Development Period but prior to commencement of a Phase III clinical trial, or at any other frequency agreed by the JOC. After commencement of a Phase III clinical trial, the JOC shall meet when and if agreed to by the JOC.

      (b) Without limiting the foregoing, the JOC shall perform the following functions with regard to pre-clinical development of the Antibodies:

         (i) be responsible for allocating development duties among the Parties, for reviewing development plans, for exchanging information and facilitating cooperation and coordination between the Parties, and for implementing all activities approved by the JOC or GNE, as the case may be; and

        (ii) receiving and reviewing the annual reports to be delivered by each party pursuant to Section 3.7 below.

    2.2  Decision Making Responsibility. The Parties intend and agree that the development and commercialization of Licensed Products in the Field in the Territory shall be GNE's responsibility, subject to the other terms of this Agreement. Without limiting the generality of the foregoing, GNE shall be responsible for making and have authority to make all decisions, and undertaking any actions necessary as a result of such decisions, regarding preclinical and clinical development plans, selecting drug candidates and filing an IND.

Article 3
Development

    3.1  Development Responsibilities; Goals.

      (a) Licensed Products. Subject to the other terms of this Agreement, and except as set forth below, GNE shall be solely responsible for the conduct of all development, pre-clinical and human clinical testing, regulatory filings and Regulatory Approvals with respect to all Licensed Products in the Territory, and all costs and expenses in connection therewith. Each Party shall perform its respective tasks and obligations in conducting all development work ascribed to it in the Development Plan with commercially reasonable and diligent efforts, and each Party shall cooperate with and provide reasonable support to the other Party in such other Party's conduct of such development and commercialization work as provided in the Development Plan.

      (b) SGN 11&12 [*]. Unless and until GNE exercises its rights pursuant to Sections 5.5 and 5.6 below, SG shall be solely responsible, at its own expense, for the development of SGN 11& 12 [*].

    3.2  Initial Development Plan; Modifications. As soon as practicable after the Effective Date, the Parties will create an initial Development Plan which will address the initial phases of development of Licensed Products; provided, however, that GNE shall have final authority regarding the Development Plan, subject to Section 3.3 below. The long term goals of the Development Plan are: (a) the development (including clinical testing) of the Licensed Product as needed to seek Regulatory Approval; (b) the acquisition of Regulatory Approval of the Licensed Product allowing the commercial promotion, marketing and sale of the Licensed Product in the Territory for use in the Field; and (c) the development of capabilities to manufacture and supply Licensed Product for such development and commercialization.

    3.3  Development Efforts.

      (a) SG and GNE each agree to use commercially reasonable and diligent efforts to collaborate to develop and bring a Licensed Product to market in the Field. The Parties further agree to cooperate with the other in carrying out the Development Plan. As used in this Agreement, the term commercially reasonable and diligent efforts will mean those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question.

      (b) GNE's Diligence. Without limiting the generality of the foregoing, GNE's due diligence obligations regarding the development for the Antibodies shall include filing an IND with regard to an Antibody within [*] ([*]) years of the Effective Date.

      (c) Remedies. (i) If GNE does not meet the diligence obligation set forth in subparagraph (a) above, then SG may terminate this Agreement on six (6) months written notice, provided, however, that GNE has not cured such failure by the end of such six (6) month notice period, and provided, further, that GNE shall not be considered in default of its obligations under subparagraph (a) above for a period of one year following the end of such six month period if, as evidenced by documented records, it is making an active effort to find a sublicensee for its rights under this Agreement on commercially reasonable terms. In the event the Agreement is terminated by SG under this Section 3.3(c)(i), or unilaterally by GNE under Section 9.2 after a filing by GNE of an IND on a Licensed Product, then, upon request of SG, the Parties shall negotiate in good faith a commercially reasonable license to SG under the GNE Patents, GNE Know-how, Improvements and Regulatory Approvals or submissions, at royalty rates to be determined by good faith negotiations of the parties at the time of such termination, taking into account factors including, but not limited to, the financial investment by GNE during the term of the Agreement, the relative contributions of the Parties to the pre-clinical and clinical development of, and the regulatory efforts relating to, the product or products subject to royalties, the degree of protection that the GNE Patents and GNE Know-how afford against unlicensed competition, the potential market size for such product or products, and the then current "market rates" for royalties on licenses of similar scope for programs at a similar stage of development; provided, however, that in no event shall the rate of such royalties be less than the rates set forth in Section 6.4 below.

      (ii) If GNE does not meet the diligence obligation set forth in subparagraphs (b) above, then SG may terminate this Agreement on six (6) months written notice, provided, however, that GNE has not cured such failure by the end of such six (6) month notice period. In the event the Agreement is terminated by SG under this Section 3.3(c)(ii), or unilaterally by GNE under Section 9.2 prior to the filing by GNE of an IND on a Licensed Product, then, (A) upon request of SG, GNE shall grant a license to SG to all GNE Patents, GNE Know-how, Improvements and Regulatory Approvals or submissions; and (B) SG shall owe GNE royalties as set forth in Section 6.4 below.

    3.4  SG's Development Responsibilities.

      (a) Transfer of Information. Consistent with its responsibility under the Development Plan, SG agrees to transfer to GNE, at SG's cost, all SG Know-how, preclinical data, assays and associated materials, protocols, procedures and any other information in SG's possession or control, necessary or desirable to continue pre-clinical or initiate clinical development of Antibodies.

      (b) Assistance in Regulatory Filings. During the Term, SG shall assist GNE and any sublicensee in the preparation and filing for any Regulatory Approval with respect to Licensed Products in the Territory, by delivering, at GNE's request and expense, all information in SG's possession (in a complete and accurate form) necessary to complete and file any Regulatory Approval for a Licensed Product.

      (c) Adverse Events. During the Term, SG shall report promptly to GNE and any sublicensee the occurrence of any adverse events relating to any Licensed Product or component thereof as necessary to comply with the adverse event reporting regulations of the FDA (as provided in Title 21 of the Code of Federal Regulations) and Foreign Regulatory Authorities.

    3.5  GNE's Development Responsibilities.

      (a) GNE shall undertake its development obligations, as set forth in this Agreement.

      (b) GNE agrees to conduct all research pursuant to this Agreement in a good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations, and other requirements of applicable good laboratory or clinical practices.

      (c) GNE shall maintain records, in sufficient detail and good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its development obligations under this Agreement (including data in the form required under applicable laws and regulations).

      (d) Upon request, GNE agrees to promptly provide SG with a copy of the NDA or NDA equivalent, Regulatory Approval letters and, upon specific request by SG, other material correspondence to or from health authorities relating to material developments affecting the Product.

    3.6  Drug Approval Applications. Consistent with the Development Plan, GNE shall be responsible for, and will use commercially reasonable and diligent efforts in, filing Drug Approval

Applications and seeking Regulatory Approvals for Licensed Products in the Territory. GNE shall own all regulatory submissions including all Drug Approval Applications for Licensed Products in the Territory.

    3.7  Development Costs. During the Development Period, each Party shall bear its own costs and expenses associated with pre-clinical experiments or other activities assigned to it by the JOC. Notwithstanding the foregoing and notwithstanding the provisions of Section 2.1(a), the JOC shall not have the authority to assign tasks or allocate developmental expenses to SG without the approval of SG's representative on the JOC. All costs associated with the development of Licensed Products in the Territory other than those allocated to SG by the JOC, including costs of Phase I, Phase II and Phase III clinical Trials, shall be borne by GNE.

    3.8  Updates; Publications. Each Party shall update the other regularly, including but not limited to notice of commencement of any clinical trial, and in no event less frequently than yearly, by submitting an annual report to the JOC describing its progress and results under any Development Plan hereunder and other efforts related to its anti-CD40 program, which updates and/or annual reports shall be considered Confidential Information of the disclosing Party under Section 8. Any publications regarding the subject matter of this Agreement shall be subject to Section 8, and authorship of any such publications shall be determined by mutual agreement of the Parties.

    3.9  Materials; Disclaimer of Warranties; Responsibility.

      (a) Each Party shall use any biologic materials, supplies or devices provided to it by the other Party hereunder, and any derivatives or conjugates thereof (the "Materials"), only for the purposes described in this Agreement.

      (b) WITH RESPECT TO THE SUPPLY OF MATERIALS HEREUNDER, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE MATERIALS SUPPLIED BY SUCH PARTY HEREUNDER.

      (c) Except as provided in this Agreement to the contrary, each Party shall be solely responsible and liable for all activities undertaken by it using any Materials provided to it by the other Party hereunder, except to the extent resulting from such providing Party's negligence or willful misconduct or the breach of any its representations, warranties or covenants with respect thereto.

Article 4
Commercialization in the Territory

    4.1  Commercialization Efforts; Costs. GNE shall use its commercially reasonable and diligent efforts to develop and commercialize each Licensed Product in each country in which Regulatory Approval is received. GNE shall have the sole responsibility for, and right to make all decisions regarding, all commercialization activities, including without limitation sales, marketing and product launch activities and tactical execution of marketing and sales promotional programs in the Territory, and all marketing and promotional materials related to Licensed Products shall be prepared by GNE. GNE shall bear all costs related to the commercialization of the Licensed Products in the Territory. SG agrees that it will not knowingly take any action that could imperil Regulatory Approvals in any country in the Territory.

Article 5
Licenses; Grants of Rights

    5.1  Grant of Rights to GNE.

      (a) SG Patent Rights and Know-how. Subject to the other terms of this Agreement, SG hereby grants to GNE an exclusive license (even as to SG), with the right to sublicense, within the Territory to SG Know-how and SG Patent Rights, to research, develop, manufacture or have manufactured, use, import, export, sell or offer for sale any and all Licensed Products, New Products and/or Improvements thereto within the Field in the Territory. In connection with the exclusive grant under this Section 5.1(a), and subject to the other terms of this Agreement, SG shall provide to GNE and any sublicensee such information and materials comprising the SG Know-how and the SG Patent Rights as it or they may reasonably request.

      (b) BMS Patent Rights. Subject to the other terms of this Agreement, SG hereby grants to GNE an exclusive license (even as to SG) within the Territory to the BMS Patent Rights, to research, develop, manufacture or have manufactured, use, import, export, sell or offer for sale any and all Licensed Products, New Products and/or Improvements thereto for use in the BMS Field in the Territory. GNE's right to sublicense the BMS Patent Rights is limited solely to use with the Antibody and is subject to the prior approval of SG and BMS. In connection with the exclusive grant under this Section 5.1(b), and subject to the other terms of this Agreement, SG shall provide to GNE and any approved sublicensee such information and materials comprising the BMS Patent Rights as it or they may reasonably request.

      (c) T7 Technology. GNE shall have the right, upon written notice to SG, to sublicense, at GNE's option, T7 Technology from SG nonexclusively for use with Licensed Products for human cancer uses only in the Territory, on the same terms and conditions, including payments and royalties, applicable to SG as set forth in the T7 License.

    5.2  Retained Rights. Subject to the other terms of this Agreement, SG retains the right to use the SG Know-how and practice the SG Patent Rights to perform its work under the Development Plan and otherwise support the development and commercialization of Licensed Products as provided in this Agreement. In addition to the foregoing, and subject to the other terms of this Agreement, including, without limitation Sections 5.5 and 5.7, SG retains the right to develop (but not license to a third party in conflict with the provisions of this Agreement) SGN 1 l&12, at its sole cost and expense.

    5.3  Sublicenses. GNE shall have the right freely to grant sublicenses of its rights under this Agreement, subject to any prior approval required by Section 5.1(b), to research, develop, manufacture, use, import, export and/or sell Licensed Products, provided, however, that: (a) GNE guarantees the making of all payments due to SG by reason of Net Sales of any Licensed Products by any such sublicensee and its compliance with all terms of this Agreement applicable to GNE (including, without limitation, all terms of this Agreement identified as applicable to a GNE sublicensee); and (b) any such sublicensee agrees in writing (i) to keep books and records and permit SG to review the information concerning such books and records that GNE has in its possession in accordance with the terms of this Agreement and (ii) to comply with all other terms of this Agreement applicable to GNE (including, without limitation, all terms of this Agreement identified as applicable to a GNE sublicensee). GNE shall notify SG in writing of any such sublicensee.

    5.4  New Products. The scope of this Agreement, including the license rights granted to GNE under Section 5.1, encompasses the potential development of New Products. All New Products are subject to the terms and conditions of this Agreement, and any New Product chosen for development and commercialization by GNE under the terms of this Agreement shall be considered a Licensed Product subject to the same royalties as any other Licensed Product under this Agreement. If any New

Product is the first Licensed Product to reach any of the milestones set forth in Section 6.1(a)(ii)-(viii), such New Product shall trigger the payment of such milestone. [*]

    5.5  SGN 11&12. SG hereby grants GNE the right to elect to include SGN 11 and 12 specifically (other than single chain portions thereof as set forth in Section 1.3, which are included in the grant of rights under Section 5.1) as Antibodies, and the patents related thereto as SG Patents and BMS Patents, as applicable, for use in the BMS Field under this Agreement as follows (the "SGN 11/12 Option"): for a period of [*] ([*]) years from the Effective Date, GNE shall have the right to exercise the SGN 11/12 Option; provided, however, that if no [*] for SGN 11&12 agreed to by both GNE and SG shall have been successfully completed (i.e., it has proved its primary hypothesis) within such [*] ([*]) year period, then the period to exercise the SGN 11/12 Option under this Agreement shall be extended until 90 days following GNE's receipt of a final report of the results of such a [*]. If GNE elects to exercise the SGN 11/12 Option, GNE shall notify SG of such election in writing, and within thirty (30) days of such notice shall make a payment to SG in the amount of [*] dollars ($[*]). From and after the receipt by SG of the payment set forth above, both SGN 11&12 will be considered Antibodies under this Agreement, and all SG Patents and BMS Patents related to SGN 11 and SGN 12 shall be added to this Agreement, and royalties and milestones applicable to its development and commercialization shall be determined in accordance with Section 6.1. If a Licensed Product incorporating SGN 11 and SGN 12 is the first product to complete a milestone set forth in Section 6.1(a), then the applicable amount set forth in Section 6.1(a) will become due and payable to SG. [*] Notwithstanding anything in this Agreement, SG shall not be obligated to initiate or continue a development program for SGN 11 or SGN 12.

    5.6  [*]

      (a) [*]

      (b) [*]

    5.7  [*]

    5.8  Compliance with BMS Agreement. With respect to the BMS Technology, GNE hereby agrees to comply with the covenants and conditions of the BMS Agreement set forth in Exhibit C hereto as if they were a party to the BMS Agreement. To the extent the BMS Agreement is amended to include additional terms and conditions, the parties agree to amend Exhibit C to include such terms and conditions as are relevant to the BMS Technology; provided, however, that SG shall not enter into any amendment to the BMS Agreement that would impair the rights of GNE under this Agreement, without the prior written consent of GNE; and provided, further, that SG shall not enter into any amendment to the BMS Agreement that imposes additional obligations on GNE, or may reduce the benefits to GNE of the BMS Agreement, without the prior written consent of GNE.

Article 6
Milestones and Royalties; Equity Purchases

    6.1  Milestones.

      (a) Milestones for First Licensed Product. Subject to the other terms of this Agreement, and as consideration to SG for the licenses and other rights granted to GNE under this Agreement, in addition to the $[*] paid by GNE to SG prior to execution of this Agreement, GNE shall pay to SG the following milestone payments upon the first occurrence of each event set forth below with respect to the first Licensed Product to reach such stage. For purposes of clarification, each milestone in this Section 6.1(a) shall be payable only once, within thirty (30) days of when the first Licensed Product to reach such stage of development does reach such stage of development; [*]

Milestone		Payment
(i)	Execution of Agreement	$	[*]
(ii)	Filing of IND by GNE	$	[*]
(iii)	Commencement of first Phase III clinical trials in United States	$	[*]
(iv)	FDA approval of Anti-CD40 Licensed Product for first indication	$	[*]
(v)	First approval in EU	$	[*]
(vi)	First approval in Japan	$	[*]
(vii)	Total US sales first reach $[*] annually $[*]or $[*] in the aggregate	$	[*]
(viii)	Total US sales first reach $[*]	$	[*]

      (b) [*]

    6.2  Royalties. Subject to the other terms of this Agreement, and as consideration to SG for the licenses and other rights granted to GNE under this Agreement, commencing as to each country in the Territory on the date of Commercial Introduction of the first Licensed Product in such country, GNE shall make royalty payments to SG with respect to Net Sales of each Licensed Product in such country by GNE and any sublicensee(s) (using the foreign currency exchange provisions of Section 4.6(b) to calculate worldwide Net Sales in U.S. Dollars), as follows:

      (a) Subject to Section 6.2(b), for any Licensed Product containing a construct of the Antibody that SG prepares and provides to GNE, GNE shall pay a royalty of [*] percent ([*]%) of Net Sales.

      (b) For any Licensed Product that has been humanized or substantially altered by GNE from SG's construct of the Antibodies (e.g., by affinity maturation, etc.), GNE shall pay a royalty of [*] percent ([*]%) of Net Sales.

    6.3  Third Party Royalties. On a country-by-country basis, the royalties otherwise due and payable by GNE hereunder shall be reduced by an amount equal to [*] percent ([*]%) of the amounts GNE or any sublicensee must pay to any third party with respect to the development, manufacture, import or export, use or sale of any Licensed Product; provided, however, that in no event shall the royalty payments due and payable to SG be reduced by this Section 6.3 below [*] percent ([*]%) of Net Sales of such Licensed Product by GNE and any sublicensee(s) in such country; and provided, further, that for so long as there is no other product in the market in such country that interacts with the CD40 antigen and competes with the Licensed Product, the royalty payments due and payable to SG shall not be reduced by this Section 6.3 below [*] percent ([*]%) of Net Sales of such Licensed Product by GNE and any sublicensee(s) in such country. If GNE believes in good faith that there is a competing product, it shall give notice to SG of such conclusion and GNE's intention to offset royalties payable to SG pursuant to this Section 6.3 subject to a minimum royalty of [*] percent ([*]%). If SG disagrees with GNE's conclusion that there is a competing product, the dispute will be resolved in accordance with the provisions of Section 12.12.

    6.4  Royalties payable by SG. In the event that SG terminates this Agreement pursuant to Section 3.3(c)(ii), or GNE terminates this agreement pursuant to Section 9.2 prior to the filing by GNE of an IND on a Licensed Product, SG shall owe GNE royalties on the Net Sales by SG or its licensees of any Product that would fall under the definition of Licensed Product hereunder as follows: (i) if SG utilizes a construct of an anti-CD40 antibody modified by GNE (identified in Section 6.2(b)), a [*]% royalty; (ii) if SG utilizes its own construct (identified in Section 6.2(a)) but GNE's cell line, a [*]% royalty; (iii) if SG does not utilize GNE's construct or cell line, but uses or incorporates any GNE Know-how, a [*]% royalty.

    6.5  Payment of Royalties and Other Amounts.

      (a) Mode of Payments. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the later of: (i) the date the Licensed Product is shipped; or (ii) the date of the invoice to the purchaser of the Licensed Product. After the date of Commercial Introduction of the first Licensed Product, all royalty payments shall be made within ninety (90) days after the end of each calendar quarter in which such sales were deemed to occur. Such royalty payments shall be accompanied by a detailed statement for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country's currency; the applicable royalty rate under this Agreement; the royalties payable in each country's currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country's currency to U.S. Dollars under Section 6.5(b); and the royalties payable in U.S. Dollars. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). GNE shall make any applicable withholding payments due on behalf of SG and shall promptly provide SG with written documentation of any such payment sufficient to satisfy the requirements of the United States Internal Revenue Service related to an application by SG for a foreign tax credit for such payment. All royalty payments hereunder shall be made to SG in U.S. Dollars by bank wire transfer in immediately available funds to the account designated by SG in writing to GNE from time to time.

      (b) Foreign Currency Conversion. For sales of any. Licensed Product that occur in a currency other than U.S. Dollars, the quarterly royalty payment will be calculated as follows:

        (A/B) × C = U.S. Dollars royalty payment on foreign currency sales, where

        A = foreign currency "Net Sales" per quarter;

        B = foreign exchange conversion rate, expressed in local currency per U.S. Dollar (using as the applicable foreign exchange conversion rate the average of the rate published in the western edition of the Wall Street Journal, or any other mutually agreed-upon source, for the last business day of the calendar quarter); and

        C = the royalty rate applicable to such Net Sales under this Agreement.

      (c) Restrictions on Payment. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in U.S. Dollars is restricted or forbidden, written notice thereof will promptly be given to SG, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of SG in a recognized banking institution designated by SG in writing. When in any country in the Territory the law or regulations prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that GNE would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted to the extent allowable.

    6.6  Equity Purchases.

      (a) Initial Purchase. Subject to the other terms of this Agreement, and as consideration to SG for the licenses and other rights granted to GNE under this Agreement, GNE shall be obligated to purchase up to $2 million of preferred stock of SG in the first offering of such preferred stock to occur after the Effective Date; provided, however, that SG is not in material breach of this Agreement (or was not at time of termination); provided, further, that such offering is completed no later than the second anniversary of Effective Date; and provided, further, that in no event will GNE be required to purchase stock that would cause GNE to own, in the aggregate, more than 19.9% of SG's issued and outstanding capital stock. The purchase of stock contemplated by this Section 6.6 shall be effectuated by the Parties entering into a mutually acceptable stock purchase agreement on terms equivalent to those of the other investors taking part in such offering. Without limitation, the stock purchase agreement and related agreements shall contain: (i) full registration rights; (ii) transfer rights (subject to compliance with applicable securities laws); (iii) an anti-dilution provision to prevent erosion of purchase price in the event of another sale of equity, and; (iv) a right of first refusal to newly issued shares to maintain GNE percentage ownership (subject to the carve outs set forth in SG's Investor Rights Agreement in effect as of the Effective Date); and (v) other provisions that are customary or advisable for similar purchases of preferred equity; provided, however, that in the case of all of the foregoing terms, in no event will such terms and conditions be less favorable to GNE than the terms and conditions contained in SG's Certificate of Incorporation and Investor Rights Agreement in effect as of the Effective Date. GNE will be entitled to review and comment on the documents prepared in connection with the next equity financing and SG will consider such comments in good faith. SG shall provide GNE with audited and unaudited financial statements and other documents reasonably requested by GNE (including SG's most recent private financing documents), in connection with the purchase of preferred equity.

      (b) IPO Support. In addition to the foregoing, and subject to the other terms of this Agreement, GNE shall invest up to two million dollars ($2,000,000) in an initial public offering of common stock of SG, at the offering price to the public, provided, however, that this Agreement has not been terminated and that SG is not in material breach of its terms, and provided, further, that in no event will GNE be required to purchase stock that would cause GNE to own, in the aggregate, more than 19.9% of SG's issued and outstanding capital stock. In lieu of GNE's participation in such initial public offering, if prior to any such initial public offering GNE files an IND with regard to the Antibodies, SG shall have the option to cause GNE to invest said two million dollars ($2,000,000) in a private placement purchase of SG's stock; provided, however, that SG must exercise such option by written notice to GNE within 60 days of the filing date of such IND; and provided, further, that in no event will GNE be required to purchase stock that would cause GNE to own, in the aggregate, more than 19.9% of SG's issued and outstanding capital stock. [*]

    6.7  Financial Record Keeping and Review.

      (a) GNE Records. After the date of Commercial Introduction of the first Licensed Product, GNE shall keep for at least three (3) years following the end of the calendar year to which they pertain records of all sales of Licensed Products, in sufficient detail to permit SG to confirm the accuracy of GNE's royalty calculations.

      (b) Review. Subject to the other terms of this Section 6.7(b), at the request of SG, upon at least fifteen (15) business days' prior written notice from SG to GNE, and at the expense of SG (except as otherwise provided below), GNE shall permit an independent certified public accountant selected by SG and reasonably acceptable to GNE to inspect (during regular business hours) the records required to be maintained by GNE under this Section 6.7 as provided herein. At SG's request hereunder (which shall not be made more frequently than once per year during the Term of this Agreement after the first Commercial Introduction of a Licensed Product and for three (3) years following expiration or termination of this Agreement), the accountant shall be entitled to review, the then-preceding three (3) years of GNE's records for purposes of verifying GNE's royalty calculations. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the confidentiality provisions of Article 8 and limiting the disclosure and use of such information to authorized representatives of the Parties and the purposes germane to this Section 6.7. Results of any such review shall be made available to both Parties. If any review reveals a deficiency in the calculation of royalties resulting in any underpayment by GNE, GNE shall promptly pay SG the amount remaining to be paid (plus interest thereon at a rate equal to two percent (2%) over the prime rate of interest as reported by Bank of America NT&SA in San Francisco, California from time to time), and if such underpayment is by ten percent (10%) or more, GNE shall pay all costs and expenses of the review.

Article 7
Patent Rights; Trademarks

    7.1  Definitions. For the purposes of this Article 7, SG Patent Rights and GNE Patents shall not include patents or applications owned jointly by the Parties. "Joint Patents" shall mean patents and applications therefor owned jointly by the Parties which cover the manufacture, use or sale of Licensed Products.

    7.2  Ownership of Intellectual Property. SG shall own all inventions whether or not patentable made during the course of and pursuant to activities carried out under this Agreement solely by employees of or agents of or others obligated to assign inventions to SG. GNE shall own all inventions made during the course of and pursuant to activities carried out under this Agreement solely by employees of or agents of or others obligated to assign inventions to GNE. Inventions made during the course of and pursuant to activities carried out under this Agreement jointly by employees of or agents of or others obligated to assign inventions to SG and GNE shall be jointly owned by GNE and SG.

    7.3  Disclosure of Inventions. Each Party shall provide to the other, any invention disclosure made during the course of the performance of this Agreement and related to activities carried out hereunder within thirty days after the Party receives such disclosure from its employees, agents or others obligated to assign inventions to such Party.

    7.4  Prosecution of New Patents.

      (a) GNE shall have the first right, using in-house or outside legal counsel selected at GNE's sole discretion, to prepare, file, prosecute, maintain and obtain extensions of GNE Patents or Joint Patents in countries of GNE's choice throughout the Territory. GNE shall bear the costs relating to such activities in the Territory. GNE shall use reasonable efforts to solicit SG's advice and review of Joint Patents and material prosecution matters related thereto in reasonable time prior to filing thereof, and GNE shall consider in good faith SG's reasonable comments related thereto.

      (b) SG shall have the first right, using in-house or outside legal counsel selected at SG's sole discretion, to prepare, file, prosecute, maintain and obtain extensions of SG Patents and BMS Patents in countries of SG's choice throughout the Territory. SG shall use reasonable efforts to solicit GNE's advice and review of SG Patents and material prosecution matters related thereto in reasonable time prior to filing thereof, and SG shall consider in good faith GNE's reasonable comments related thereto.

      (c) If SG, prior or subsequent to filing SG Patents, elects not to file, prosecute or maintain such patents or certain claims encompassed by such patents, SG shall give GNE notice thereof within a reasonable period prior to allowing such patents or certain claims encompassed by such patents to lapse or become abandoned or unenforceable, and GNE shall thereafter have the right, at its sole expense to prepare, file, prosecute and maintain such patents or certain claims encompassed by such patents concerning all such inventions and discoveries in countries of its choice throughout the world.

      (d) If GNE, prior or subsequent to filing Joint Patents, elects not to file, prosecute or maintain such patents or certain claims encompassed by such patents, GNE shall give SG notice thereof within a reasonable period prior to allowing such patents or certain claims encompassed by such patents to lapse or become abandoned or unenforceable, and SG shall thereafter have the right, at its sole expense to prepare, file, prosecute and maintain such patents or certain claims encompassed by such patents concerning all such inventions and discoveries in countries of its choice throughout the world.

    7.5  Prosecution of Existing Patents. In addition, SG shall disclose to GNE all SG inventions conceived and reduced to practice prior to the Effective Date which cover the manufacture, use or sale of Licensed Products including but not limited to compositions, processes and methods of use of [*] ("SG Inventions"). SG agrees to keep GNE promptly and fully informed of the course of patent preparation, filing, prosecution or other proceeding of such SG Inventions including providing GNE with copies of draft applications, applications and substantive communications by or with a domestic or foreign patent office. SG shall use reasonable efforts to solicit GNE's advice and review of SG Inventions and material prosecution matters related thereto in reasonable time prior to filing thereof, and SG shall consider in good faith GNE's reasonable comments related thereto. All reasonable costs that SG incurs after the Effective Date in filing, prosecuting and maintaining SG Inventions in the Territory shall be borne by SG and shall be reimbursed by GNE; provided, however, that GNE shall have the right to determine which countries within the Territory it will reimburse the costs of filing, prosecuting and maintaining SG Patents. GNE shall have the right to assume responsibility for preparation, filing prosecution and maintaining any SG Patent which SG intends to abandon or otherwise cause or allow to be forfeited provided that the claims of such SG Invention cover the manufacture use or sale of Licensed Product. SG shall give GNE notice thereof within a reasonable period prior to allowing such patents or certain claims therein to become abandoned or otherwise forfeited.

    7.6  Waiver.

      (a) SG on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against GNE, its officers, directors employees, shareholders, agents, successors, and assigns, which may arise in any way except as a result of GNE's gross negligence, recklessness, or willful misconduct in performance of its rights or obligations under Section 7.5 of this Agreement.

      (b) GNE on behalf of itself and its directors, employees, officers shareholders agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against SG, its officers, directors, employees shareholders, agents, successors and assigns, which may arise in any way except as a result of SG's gross negligence, recklessness, or willful misconduct in performance of its rights or obligations under Section 7.5 of this Agreement.

    7.7  Infringement.

      (a) Notice. If either Party learns that a third party is infringing or allegedly infringing any SG Patent Rights or BMS Patents, it shall promptly notify the other Party thereof including available evidence of infringement. The Parties shall cooperate and use reasonable efforts to stop such alleged infringement without litigation.

      (b) Enforcement Actions. SG shall have the first right (but not the obligation) to take the appropriate steps to remove the infringement or alleged infringement of SG Patent Rights or BMS

  Patents, including, without limitation, by initiation, prosecution and control at its own expense of any suit, proceeding or other legal action by counsel of its own choice. GNE shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. if SG fails to bring an action or proceeding within one hundred eighty (180) days of the later of (i) notifying GNE of the alleged infringement under Section 7.3(a), (ii) being notified by GNE of the alleged infringement under Section 7.3(a), or (iii) a written request for such action by GNE, GNE shall have the right (but not the obligation) to bring any such action or proceeding relating to the SG Patent Rights or BMS Patents by counsel of its own choice, and SG shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. GNE shall have the first right (but not the obligation) to take the appropriate steps to remove the infringement or alleged infringement of Joint Patents, including, without limitation, by initiation, prosecution and control at its own expense of any suit, proceeding or other legal action by counsel of its own choice. SG shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If GNE fails to bring an action or proceeding within one hundred eighty (180) days of the later of (i) notifying SG of the alleged infringement under Section 7.3(a), (ii) being notified by SG of the alleged infringement under Section 7.3(a), or (iii) a written request for such action by SG, SG shall have the right (but not the obligation) to bring any such action or proceeding relating to the Joint Patents by counsel of its own choice, and GNE shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If one Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder. Any damages or other monetary awards recovered pursuant to any suit, proceeding or other legal action taken under this Section 7.7(b) shall be allocated first to the costs and expenses of the Party bringing suit, and second to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated seventy five percent (75%) to the Party bringing suit and twenty five percent (25%) to the other Party.

    7.8  Third Party Patents. (a) if any notice of infringement is received by, or a suit is initiated against, either Party with respect to any Licensed Product, the Parties shall consult in good faith regarding the best response. If GNE is required to pay any third party with respect to a Licensed Product or its development, manufacture, use or sale as a result of such action, GNE shall be entitled to offset such payments against the royalties otherwise due and payable by GNE under this Agreement to SG as provided in Section 6.3. GNE and any sublicensee(s) shall discuss any such third party royalties with SG in advance.

    (b) [*]

    7.9  Trademarks. All Licensed Products shall be sold in the Territory under trademarks selected and owned by GNE worldwide. GNE shall control the preparation, prosecution and maintenance of applications related to such trademarks in the Territory, and shall be responsible for the costs of the foregoing. Each Party shall notify the JOC promptly upon learning of any actual, alleged or threatened infringement of a trademark applicable to a Licensed Product in the Territory, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory. All of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a jointly owned Trademark in the Territory, and any recovery, shall be GNE's responsibility.

Article 8
Confidentiality

    8.1  Confidential Information. In the course of performance of this Agreement, one Party may disclose to the other or receive written information from the other relating to the subject matter of this Agreement which information, if so identified in writing either pursuant to this Section 8.1 or otherwise upon disclosure, shall be considered to be the disclosing Party's "Confidential Information". Each Party agrees that it will take the same steps to protect the confidentiality of the other Party's Confidential Information as it takes to protect its own proprietary and confidential information. Each Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as contemplated by this Agreement or with the other Party's prior written consent, the other Party's Confidential Information for a period of five (5) years from the date of disclosure to it pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include such information that:

      (a) was known to the receiving Party at the time of disclosure of it to the receiving Party by the disclosing Party hereunder; or

      (b) was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement; or

      (c) became known to the receiving Party after disclosure from a source that had a lawful right to disclose such information to others; or

      (d) was independently developed by the receiving Party where such independent development can be established by written documentation.

    8.2  Permitted Disclosure. Each Party shall be entitled to disclose Confidential Information of the other Party to consultants and other third parties for any purpose provided for in this Agreement, provided that any such other party has first agreed in writing to confidentiality restrictions and obligations at least as protective as this Section 8. SG shall be entitled to disclose Confidential Information (including the terms of this Agreement) to prospective investors in connection with its financing activities, so long as they are subject to appropriate confidentiality obligations. Either Party shall consult with the other Party prior to the submission of any manuscript for publication if the publication will contain any Confidential Information of the other Party, unless the laws and regulations applicable to any third party submitting such manuscript prohibit such consultation. Such consultation shall include providing a copy of the proposed manuscript to the other Party at least sixty (60) days prior to the proposed date of submission to a publisher, incorporating appropriate changes proposed by the other Party as to its Confidential Information into the manuscript submission and deleting all Confidential Information of the other Party as it may request. Notwithstanding the foregoing, Confidential Information of either Party may be disclosed by the other Party as a part of a patent application filed on inventions made under this Agreement and during any official proceeding before a court or governmental agency if related and necessary to that proceeding.

    8.3  Integration. This Section 8 supersedes any confidential disclosure agreement between the Parties as to the subject matter hereof Any confidential information under any such agreement shall be treated as Confidential Information hereunder.

    8.4  Survival. This Section 8 shall survive termination or expiration of this Agreement.

Article 9
Term; Expiration; Termination

    9.1  Term; Expiration. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire on a country-by-country and Licensed Product-by-Licensed Product basis upon the later of (i) [*] ([*]) years from the date of Commercial Introduction of such Licensed Product in such country and (ii) the [*]. The period from the Effective Date through expiration as provided herein as to every Licensed Product in every country in the Territory is defined as the "Term". Provided the license to GNE has not previously been terminated under this Agreement, upon expiration of the royalty obligations as to any Licensed Product in any country, GNE shall thereafter have in perpetuity a fully paid up, royalty-free, non-exclusive license in that country to use the SG Know-how and practice the SG Patent Rights to use, market and sell that Licensed Product without any accounting to SG.

    9.2  Unilateral Termination. GNE shall have the right to terminate this Agreement at any time for any reason effective ninety (90) days after written notice to SG, except for SG's material breach which shall be governed by Section 9.3. SG shall have the unilateral termination rights set forth in Section 3.3(c) above. Remedies for unilateral termination are specified in Section 3.3(c).

    9.3  Breach. Subject to Section 3.3, which shall prevail over this Section 9.3 with respect to due diligence defaults by GNE, failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party (the "Non-Defaulting Party") to give to the Party (the "Defaulting Party") in default written notice specifying the nature of the default and requiring it to make good such default. If such default is not cured within ninety (90) days after the receipt of such notice, the Non-Defaulting Party shall be entitled, without prejudice to any other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, immediately to terminate this Agreement by giving written notice to the Defaulting Party. The right of a Party to terminate this Agreement, as hereinafter provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

    9.4  Insolvency or Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement effective on written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged. Furthermore, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against one Party hereunder under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced; subject, to payment of the milestone amounts and royalties set forth in this Agreement.

    9.5  Effect of Expiration or Termination.

      (a) Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, and shall not relieve either Party from its obligations which are expressly indicated to survive expiration or termination of this Agreement, including, without limitation, those under Sections 3.3(c), 3.9(b), 3.9(c), 6.6(a), 6.7, 7.2, 7.6, 9.5, and Articles 8, 10 and 12.

      (b) Continued Rights; Supply. On any termination of this Agreement by GNE under Section 9.3, GNE thereafter automatically shall have a fully paid up exclusive license in the Territory to use the SG Know-how and practice the SG Patent Rights to make, have made, use, market and sell Licensed Products in the Field in the Territory; provided that GNE shall pay, for the remainder of the life of the relevant SG Patent in the relevant country, in lieu of any payments including royalties it would otherwise owe to SG, a royalty in the amount of [*] percent ([*]%) of Net Sales of License Products.

      (c) Sublicenses. No termination of this Agreement (except by GNE under Section 9.2 above) shall be construed as a termination of any valid sublicenses granted by GNE under Section 5.3, and thereafter each such sublicensee shall be a direct licensee of SG, provided that such sublicensee is then in full compliance with all terms and conditions of its sublicense, all payments owed thereunder to SG have been paid, and such sublicensee agrees at least ten (10) days prior to the effective date of termination of this Agreement to assume all obligations of GNE under this Agreement.

      (d) BMS Patents. Upon any termination of this Agreement (other than due to breach by SG) or the BMS Agreement, all rights to BMS Patents granted to GNE in Section 5.1(b) shall terminate simultaneously, provided, however, that in the event of a termination of the BMS Agreement, SG shall use its best efforts to secure on behalf of GNE a continuation of the licenses set forth in Section 5.1(b).

      (e) Clinical Data. Except with regard to clinical trials conducted by SG on SGN 11&12, all data produced as a result of clinical trials conducted under this Agreement shall be owned by GNE, except to the extent in conflict with the requirements of the FDA or any Foreign Regulatory Authority, and all such data shall be considered Confidential Information of GNE. GNE or any sublicensee(s) it shall designate shall be named as the applicant in any filing for any Regulatory Approval made hereunder, and shall be the holder of all such Regulatory Approvals. Such ownership and status as applicant and holder shall survive any expiration or termination of this Agreement.

Article 10
Indemnification

    10.1  Indemnification by GNE. GNE hereby agrees to save, defend and hold SG and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees ("Losses") resulting directly from GNE's or any sublicensee's manufacturing of the Antibodies, performance of work under any agreed upon Development Plan, or testing, labeling, marketing, use or sale of Licensed Products in the Territory, except to the extent such Losses result from the negligence or willful misconduct of SG.

    10.2  Indemnification by SG. SG hereby agrees to save, defend and hold GNE and its agents and employees harmless from and against any and all Losses resulting directly from SG's performance of work under any agreed upon Development Plan, except to the extent such Losses result from the negligence or willful misconduct of GNE.

    10.3  Notice. In the event that one Party is seeking indemnification under this Section 10 (the "Indemnified Party"), it shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

    10.4  Insurance. (a)(i) Commencing on the Effective Date and thereafter for the period of time required hereinbelow, each Party shall obtain and maintain on an on-going basis comprehensive general liability insurance in the amount of $[*] per occurrence and $[*] annual aggregate combined single limit for bodily injury and property damage liability; (ii) commencing not later than 30 days prior to the first use in humans of the first potential Licensed Product and thereafter for the period of time required hereinbelow, each Party shall provide and maintain on an on-going basis products liability insurance (including contractual liability coverage on each Party's indemnification obligation under this Agreement) in the amount of at least $[*] per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage shall be maintained with a insurance company or companies having an A. M. Best rating of "A-" or better and an aggregate deductible not to exceed $[*] per occurrence.

    (b) Not later than the Effective Date with respect to the comprehensive general liability coverage, and not later than 30 days prior to the first use in humans of the first potential Product with respect to the products liability coverage, each Party shall provide to the other Party certificates evidencing all such required coverage hereunder. Thereafter each Party shall maintain such insurance coverage without interruption during the term of this Agreement and for a period of at least 10 years after the expiration or termination of the term and shall provide certificates evidencing such insurance coverage without interruption on an annual basis (by no later than the annual renewal date for such coverage) during the period of time for which such coverage must be maintained.

    (c) Each Party's insurance shall name the other Party as an additional insured, shall state that such insurance is primary to any valid and collectible insurance available to the other Party that also insures the same loss for which the first Party has liability pursuant to this Agreement (including, without limitation, under the indemnification provisions hereof), shall contain a cross-liability or severability of interest clause, and shall state that the other Party shall be provided at least 60 days' prior written notice of any cancellation or material change in the insurance policy.

    10.5  Survival. This Section 10 shall survive termination or expiration of this Agreement.

Article 11
Representations and Warranties

    11.1  Representations and Warranties of SG. SG hereby represents and warrants that:

      (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate SG corporate action;

      (b) this Agreement is a legal and valid obligation binding upon SG and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by SG does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

      (c) SG has the rights to transfer to GNE all materials contemplated by this Agreement to be so transferred, including, without limitation, [*] (SGN 14), and GNE has the sufficient rights pursuant to this Agreement to use such materials for the purposes hereof;

      (d) SG has the right to grant the licenses granted in Section 5.1, and has no knowledge of any rights of any third parties that would interfere with the use of the SG Know-how or practice of the SG Patent Rights or the BMS Patents by GNE as contemplated under this Agreement; and

      (e) SG has no knowledge as of the Effective Date from which it can be inferred that any patents or patent applications within the SG Patent Rights or the BMS Patents are invalid or unenforceable or that their exercise would infringe patent rights of third parties.

    11.2  Representations and Warranties of GNE. GNE represents and warrants that:

      (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate GNE corporate action; and

      (b) this Agreement is a legal and valid obligation binding upon GNE and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by GNE does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

    11.3  Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by a Party and shall be able to be relied fully on by the Parties.

Article 12
Miscellaneous Provisions

    12.1  No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

    12.2  Assignments. Neither Party shall assign any of its rights or obligations hereunder except: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning Party; (b) to any wholly owned subsidiary if the assigning Party remains liable and responsible for the performance and observance of all of the subsidiary's duties and obligations hereunder; or (c) with the prior written consent of the other Party (which consent shall not be unreasonably withheld). This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.2 shall be void.

    12.3  Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

    12.4  Use of Names. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the names "Seattle Genetics" or "Genentech" or any other trade name or trademark of SG or GNE in connection with the performance of this Agreement.

    12.5  Public Announcements. Except as may otherwise be required by law or regulation, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior consent of the other Party unless the nature of the information has been previously approved for disclosure. If the nature of the information has been approved, this Section 12.5 will no longer apply to that information.

    12.6  Entire Agreement; Amendments. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof, including, without limitation, the Previous Agreement. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.

    12.7  Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

    12.8  Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

    12.9  Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington applicable to contracts entered into and to be performed entirely within the State of Washington.

    12.10  Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopy with a confirming copy sent by overnight courier or registered mail to the Party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other Party. Any such notice, requests, delivery, approval or consent shall be deemed received on the date of telecopy or hand delivery, one business day after deposit with an overnight courier, or 3 days after deposit of the registered mail with the U. S. postal service.

If to SG, addressed to:	SEATTLE GENETICS, INC. 22215 26th Avenue SE Bothell, Washington 98021 Attention: Chief Executive Officer Telephone: (425) 489-4990 Telecopy: (425) 489-4798
with a copy to: Chief Scientific Officer
If to GNE, addressed to:	GENENTECH, INC. I DNA Way South San Francisco, CA 94080 Attention: Corporate Secretary Telephone: (650) 225-1000 Telecopy: (650) 952-9881

    12.11  Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, earthquake, fire, explosion, flood, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

    12.12  Dispute Resolution. The Parties shall attempt to settle any dispute, controversy or claim arising out of or relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any determination as to the validity of the Parties' patents (hereinafter, the "Dispute"), in accordance with the provisions of this Section 12.12. The Parties have entered into the Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any Dispute amicably. Accordingly, the Parties agree that if any Dispute should arise, the JOC shall attempt to resolve it as contemplated in Section 2.1(c) above. If the JOC is unable to resolve the Dispute, it shall then be referred to a member of senior management from each of the Parties and from any GNE sublicensee (if any). If those individuals are unable to resolve the disagreement, the Parties may seek to mediate their Dispute by mediation, with a mediator mutually agreeable between the Parties.

    12.13  Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of Effective Date.

SEATTLE GENETICS, INC.		GENENTECH, INC.
By:	/s/ H. PERRY FELL	By:	/s/ NICOLAS J. SIMON

Name:	H. Perry Fell	Name:	Nicolas J. Simon

Title:	President and C.E.O.	Title:	Vice President

SIGNATURE PAGE TO DEVELOPMENT AND LICENSE AGREEMENT

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DEVELOPMENT AND LICENSE AGREEMENT
GENENTECH, INC. AND SEATTLE GENETICS, INC.
Recitals
Article I Definitions
Article 2 Management of Development
Article 3 Development
Article 4 Commercialization in the Territory
Article 5 Licenses; Grants of Rights
Article 6 Milestones and Royalties; Equity Purchases
Article 7 Patent Rights; Trademarks
Article 8 Confidentiality
Article 9 Term; Expiration; Termination
Article 10 Indemnification
Article 11 Representations and Warranties
Article 12 Miscellaneous Provisions